May 1995



Dear Oppenheimer Mortgage Income Fund Shareholder:

     One of the things we pride ourselves on at Oppenheimer Management Corporation is our commitment to searching for new investment opportunities for our shareholders. I am writing to you today to let you know about one of those opportunities -- a positive change that has been proposed for Oppenheimer Mortgage Income Fund.

     On March 16, 1995, the Board of Trustees of Mortgage Income Fund determined that it would be in the best interest of shareholders of that Fund to reorganize into another Oppenheimer fund, Oppenheimer U.S. Government Trust. While all shareholders as of May 19, 1995 will receive a proxy statement with more complete information on the reorganization -- and will have a chance to vote on the proposal at a shareholder meeting planned for July -- I wanted to let you know about the change as soon as possible, because we believe the prospects are so exciting.

     The consolidation of Mortgage Income Fund into U.S. Government Trust makes sense because both funds share a common objective -- high current income and preservation of capital. Moreover, you will become a shareholder of a Fund which has the flexibility required to take advantage of changing market conditions.

     For example, let's look at 1994, one of the most challenging periods the bond markets have faced in more than six decades. U.S. Government Trust's conservative management approach, combined with the ability to diversify investments across the full range of U.S. government, agency, and mortgage-backed securities, enabled the Fund to deliver an attractive, dependable level of income.1

     In fact, according to the Lipper U.S. Government Funds Average, during last year's turbulent bond market, U.S. Government Trust performed better than most of its competitors, and its Class A shares were ranked the #1 General U.S. Government Fund by Lipper for the 1-year period ended March 31, 1995.2

     The Board of Trustees believes that the shareholders of Mortgage Income Fund will benefit by reorganizing into U.S. Government Trust and recommends that you vote for this change when you receive your proxy material.

     If you have any questions about the proposal, please feel free to contact your financial adviser, or call us at 1-800-525-7048.

     As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

                                    Sincerely,

                                    [JSF signature]

1. Oppenheimer U.S. Government Trust's Board of Trustees has recommended to shareholders of that Fund that they change its current investment policy with respect to U.S. government securities purchased by the Fund. If shareholders approve the requested change, Oppenheimer U.S. Government Trust will be permitted for the first time to invest up to 20% of that Fund's total assets in securities other than U.S. government securities, including "investment grade" debt securities, that is, debt securities rated within the four highest rating categories of Moody's Investors Service, Inc., Standard and Poor's Corporation or Fitch Investors Service, Inc. There can be no assurance that shareholders will approve the proposed change. Details about Oppenheimer U.S. Government Trust, including information about the credit risks of investing less than all of that Fund's portfolio in U.S. government securities, will be contained in a prospectus to accompany the proxy statement to be sent to the Fund's shareholders of record on May 19, 1995, the record date for the shareholder meeting for taking up this proposal.
2. Source: Lipper Analytical Services. Rankings calculated based on changes in net asset value without considering sales charge, with dividends and capital gains distributions reinvested. Oppenheimer U.S. Government Trust was ranked 8 out of 145 general U.S. Government funds ranked for the 1-year period ended 12/31/94 and was ranked #1 of 151, #26 of 80, and #15 of 22 general U.S. Government Funds tracked by Lipper for the 1-, 5- and 10-year periods ended 3/31/95. Past
performance does not guarantee future results.   Class B shareholders
of the Fund will receive Class B shares of Oppenheimer U.S. Government Trust, for which no performance history is available.